Exhibit 10.2

SIDE AGREEMENT

This SIDE AGREEMENT (this “Agreement”) is made as of August 12, 2013, by and among HUAYU Automotive Systems Company Limited (“HASCO”), VIHI, LLC, a Delaware limited liability company having its place of business along with its management and control at Aszalvolgyi ut 9-11, 8000 Szekesfehervar, Hungary (“Visteon”) and Yanfeng Visteon Automotive Trim Systems Co., Ltd. (“YFV”). Capitalized terms used and not otherwise defined herein have the meanings given to them in the Master Agreement (as defined below). HASCO and YFV are organized under the laws of the PRC. HASCO, Visteon and YFV are collectively referred to as “Parties” and each as a “Party”.

WHEREAS, concurrently with the execution hereof, the Parties and Yanfeng Visteon Automotive Electronics Co., Ltd. are entering into a Master Agreement (the “Master Agreement”); and

WHEREAS, under Sections 4.01(c) and 2.01(a) of the Master Agreement, the Parties have agreed on certain arrangements regarding the payment schedule of the YFV Purchase Price (HASCO to Visteon) and the dividend for the fiscal year ending December 31, 2013 payable by YFV to Visteon (the “2013 Dividend”), and the Parties intend to enter into an agreement to provide for possible changes to such arrangements.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

1.	The Parties agree that, if for any legal or regulatory reason it is not feasible for YFV to pay the 2013 Dividend after the YFV Closing as contemplated in Section 4.01(c) of the Master Agreement, the Parties shall replace and substitute the payment schedule of the YFV Purchase Price (HASCO to Visteon) as set forth in Section 2.01(a) of the Master Agreement and distribution schedule of the 2013 Dividend as set forth in Section 4.01(c) of the Master Agreement with the following:

(1)	New Schedule for Payment of YFV Purchase Price (HASCO to Visteon). Visteon shall sell and transfer to HASCO, and HASCO shall purchase and accept from Visteon, 50% of the outstanding equity of YFV (the “Transferred YFV Equity (Visteon to HASCO)”) for total consideration of US$928.4 million (the “YFV Purchase Price (HASCO to Visteon)”), US$859.4 million of which (the “Core YFV Purchase Price (HASCO to Visteon)”) shall be payable in cash upon the YFV Closing (as defined in the Master Agreement), free and clear of all Liens and with all rights attaching from the YFV Closing, and US$69.0 million of which (the “Residual YFV Purchase Price (HASCO to Visteon)”) shall be payable in cash on or prior to March 31, 2014.

(2)	New Schedule for Distribution of 2013-2014 Dividend. YFV shall declare and distribute dividend for the fiscal year ending December 31, 2013 to Visteon in immediately available US dollars as follows:

(i)	On or before the YFV Closing (but in no case later than the time when Visteon becomes legally unable to receive distributions from YFV as a result of its transfer of the Transferred YFV Equity (Visteon to HASCO)), US$69.0 million payable for the first half of 2013, plus

(ii)	On or before the YFV Closing (but in no case later than the time when Visteon becomes legally unable to receive distributions from YFV as a result of its transfer of the Transferred YFV Equity (Visteon to HASCO)), US$9.0 million will be payable for each of the calendar months of October, November and December 2013 prior to the occurrence of YFV Closing (it being understood that such payment is not based on the actual earnings in these calendar months and can be made out of earnings accrued in any fiscal period prior to the time of the payment), plus

(iii)	On or before the YFV Closing (but in no case later than the time when Visteon becomes legally unable to receive distributions from YFV as a result of its transfer of the Transferred YFV Equity (Visteon to HASCO)), US$4.5 million will be payable for each subsequent calendar month beginning (and including) January 2014 prior to the occurrence of YFV Closing (it being understood that such payment is not based on the actual earnings in these calendar months and can be made out of earnings accrued in any fiscal period prior to the time of the payment), provided, however, that, in the case of the preceding clauses (2)(ii) and (iii), (a) if the YFV Closing occurs prior to or on the 21st day of any calendar month (the “Given Month”), there should be no dividend payable for that Given Month, (b) if the YFV Closing occurs after the 21st day of any Given Month up to and including the 5th day of the following month, half the applicable dividend shall be payable for that Given Month, and (c) if the YFV Closing occurs on the 6th day of the calendar month after any Given Month, then full applicable dividend for that Given Month shall be payable to Visteon.

provided, further however, solely for purposes of this clause 1(2), the YFV Closing shall mean the date on which HASCO pays the withholding taxes for the YFV Purchase Price (HASCO to Visteon) (“YFV Tax Payment Date”)

so long as the payment of the Core YFV Purchase Price (HASCO to Visteon) (after tax) is paid to Visteon within ten (10) business days after the YFV Tax Payment Date. For the avoidance of doubt, if HASCO has not made such payment within ten (10) business days after the YFV Tax Payment Date, the meaning of YFV Closing shall revert back its original meaning under the Master Agreement.

2.	The Parties agree to execute and deliver, or cause their controlled Affiliates to execute and deliver, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable to reflect and effectuate the arrangements contemplated by this Agreement, including without limitation, amending the equity transfer agreement for the Transferred YFV Equity (Visteon to HASCO) entered into by and between HASCO and Visteon on August 12, 2013, and causing YFV’s directors as respectively appointed by them to pass or revise board resolution(s) of dividend distribution as necessary or desirable.

3.	This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement shall be governed by and construed in accordance with the Laws of the PRC, without regard to its rules of conflict of laws thereof.

4.	Unless otherwise provided by Law, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement, shall be referred to and finally settled by arbitration. The arbitration shall be administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with its arbitration rules as then in force (the “SIAC Rules”) when the Notice of Arbitration is submitted in accordance with the SIAC Rules, which Rules are deemed to be incorporated by reference into this clause. The place of arbitration shall be Singapore. The number of arbitrators shall be three, whose appointment shall be in accordance with the SIAC Rules. Any award rendered by the arbitration tribunal shall be final and binding upon each party hereto and thereto, and judgment upon any award may be entered and enforced in any court having jurisdiction.

5.	This Agreement, all subsequent amendments or supplements hereto, and all dispute resolution pertaining hereto, shall be in both the Chinese and English languages. Both language versions shall have equal effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

VIHI, LLC

By:	/s/ Michael K. Sharnas

Name:	Michael K. Sharnas

Title:	Vice President

HUAYU AUTOMOTIVE SYSTEMS COMPANY LIMITED

By:	/s/ Zhang Haitao

Name:	Zhang Haitao

Title:	General Manager

YANFENG VISTEON AUTOMOTIVE TRIM SYSTEMS CO., LTD.

By:	/s/ Shen Jianhua

Name:	Shen Jianhua

Title:	Chairman of the Board of Directors

[Signature Page of Side Agreement]